Exhibit 5.1
April 5, 2011
Copano Energy, L.L.C.
Copano Energy Finance Corporation
2727 Allen Parkway, Suite 1200
Houston, Texas 77019
Ladies and Gentlemen:
     We have acted as counsel for Copano Energy, L.L.C., a Delaware limited liability company (the “Company”), with respect to certain legal matters in connection with the registration by the Company and its wholly owned subsidiary Copano Energy Finance Corporation, a Delaware corporation (“FinCo” and, together with the Company, the “Issuers”), under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed offer and sale (i) by the Issuers of $360,000,000 in aggregate principal amount of their 7.125% Senior Notes due 2021 (the “Notes”) to be issued and sold pursuant to an underwriting agreement, dated March 22, 2011 (the “Underwriting Agreement”), by and among the Issuers, the Guarantors listed in Schedule 2 of the Underwriting Agreement and J.P. Morgan Securities LLC, as representative of the several Underwriters listed in Schedule 1 of the Underwriting Agreement (the “Underwriters”) and (ii) by the Guarantors of the note guarantees (the “Guarantees”). The Notes and the Guarantees are referred to collectively herein as the “Securities.” Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.
     The Securities are being offered and sold pursuant to a prospectus supplement, dated March 22, 2011 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on March 23, 2011, to a prospectus, dated November 2, 2009 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-162821) (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, as amended by Post-Effective Amendment No. 1 thereto, which Post-Effective Amendment No. 1 became effective upon filing with the Commission pursuant to Rule 462(f) under the Securities Act.
     The Securities are to be issued pursuant to an Indenture (the “Base Indenture”), dated April 5, 2011, by and among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture thereto, dated April 5, 2011, establishing the forms and terms of the Securities (the “First Supplemental Indenture” and, the Base Indenture, as so supplemented and amended, the “Indenture”).

     We have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of: (a) the certificates of formation, limited partnership or incorporation (as the case may be) and the limited liability company agreements, limited partnership agreements or bylaws (as the case may be) of the Company, FinCo and of each of the Guarantors; (b) certain resolutions adopted by the Board of Directors of the Company relating to the registration of the Securities and related matters; (c) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company; (d) certain resolutions adopted by the Board of Directors of FinCo; (e) certain resolutions adopted by each of the Guarantors; (f) the Registration Statement and the Post-Effective Amendment No. 1 thereto; (g) the Prospectus; (h) each of the Base Indenture and the First Supplemental Indenture and (i) such other certificates, instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
     Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth in this opinion letter, we are of the opinion that when the Notes have been duly executed and issued by the Issuers in accordance with the terms of the Indenture and duly authenticated by the Trustee in the manner provided for in the Indenture and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, (i) the Notes will constitute valid and legally binding obligations of the Issuers entitled to the benefits of the Indenture, enforceable against the Issuers in accordance with their terms and (ii) the Guarantees will constitute valid and binding obligations of the Guarantors entitled to the benefits of the Indenture, enforceable against the Guarantors in accordance with their terms.
     The opinions expressed in this letter are qualified in the following respects:
     (A) As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Issuers and the Guarantors.
     (B) We have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are originals and all documents submitted to us as copies conform to the originals of those documents, (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic and all public records are accurate and complete, (v) each natural person signing any document has the legal capacity to do so; (vi) each person signing in a representative capacity any document reviewed by us had the legal capacity to do so and (vii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Underwriting Agreement.
     (C) The opinions expressed herein are limited in all respects to the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     (D) The opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.
     (E) We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement and to the reference to our Firm under the heading “Legal matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Vinson & Elkins L.L.P.